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                                                                    Exhibit 16.1





September 24, 1999





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Gentlemen:

        We have read the disclosure related to Change in Independent Accountants on page 59 of Form S-1 dated September 24, 1999 of AirNet Communications Corporation and are in agreement with the statements contained in the first through fourth paragraphs and the sixth paragraph. We have no basis to agree or disagree with other statements of the registrant contained therein.



                               Ernst & Young LLP